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                                                                EXHIBIT 10.



                         [PROVIDENT MUTUAL LETTERHEAD]


                                                               February 26, 1996

Market Street Fund, Inc.
1600 Market Street
Philadelphia, PA 19103

           Re:  Market Street Fund, Inc., Post-Effective
                Amendment No. 13, File No. 2-98755
                ----------------------------------------

Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A ("Registration Statement"), File No. 2-98755, under the Securities Act of 1933, as amended.

I have served as counsel to the Market Street Fund, Inc., a Maryland corporation, (the "Company") in connection with the Registration Statement with respect to the registration of an indefinite number of its shares of capital stock, par value $0.01 per share (the "Shares"), to be offered as set forth in the Prospectus contained therein. In such connection I have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the appropriate minutes of the meetings of the Board of Directors of the Company, the Articles of Incorporation and By-Laws and any amendments thereto, and pertinent agreements of the Company and such the documents and records as I deem appropriate or necessary.

In my opinion, the Company is a corporation duly and validly organized under the laws of Maryland, and the Shares will, when issued pursuant to the Prospectus, be legally issued, fully paid and non-assessable.

I consent to the reference to my name under the caption "Legal Matters" in the Statement of Additional Information filed as part of the Post-Effective Amendment and to the filing of this opinion as an exhibit thereto.

                                     Sincerely,



                                     Linda E. Senker

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                      SECURITY THROUGH FINANCIAL SERVICES